UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  333-82332


                 Residential Funding Mortgage Securities I, Inc.

             (Exact name of registrant as specified in its charter)


8400 Normandale Lake Blvd.,Suite 250, Minneapolis, Minnesota 55437,(952)857-7000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                   See Annex A
            (Title of each class of securities covered by this Form)


                                  See Annex B
       (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   |_|         Rule 12h-3(b)(1)(i)   |X|
              Rule 12g-4(a)(1)(ii)  |_|         Rule 12h-3(b)(1)(ii)  |_|
              Rule 12g-4(a)(2)(i)   |_|         Rule 12h-3(b)(2)(i)   |_|
              Rule 12g-4(a)(2)(ii)  |_|         Rule 12h-3(b)(2)(ii)  |_|
                                                Rule l5d-6            |_|

     Approximate number of holders of record as of the certification or notice date: Fewer than 300; see Annex A

     Pursuant  to  the  requirements  of the  Securities  Exchange  Act of  1934
Residential    Funding   Mortgage   Securities   I,   Inc.   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 7, 2004                          By:    /s/ Lisa Lundsten
                                            Name:  Lisa Lundsten
                                            Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



SEC                   2069  (09-03)  PERSONS  WHO RESPOND TO THE  COLLECTION  OF
                      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                           Annex A


  ----------------------------------------------------------- ----------------------------------
  Title of each class of securities  covered by this Form 15             Approximate  number
(each outstanding class of each series identified below)                of holders of record
  ----------------------------------------------------------- ----------------------------------
  ----------------------------------------------------------- ----------------------------------
  Mortgage Pass-Through Certificates, Series 1989-SW1                         9
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  Mortgage Pass-Through Certificates, Series 1993-S23                        19
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  Mortgage Pass-Through Certificates, Series 1993-S32                         7
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  Mortgage Pass-Through Certificates, Series 1993-S36                        17
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  Mortgage Pass-Through Certificates, Series 1993-S40                        13
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  Mortgage Pass-Through Certificates, Series 1993-S42                        16
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1993-S43                        14
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1993-S44                        16
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1993-S45                        13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1993-S47                        24
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  Mortgage Pass-Through Certificates, Series 1993-S48                        10
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  Mortgage Pass-Through Certificates, Series 1993-S49                         9
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  Mortgage Pass-Through Certificates, Series 1994-MZ1                        10
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  Mortgage Pass-Through Certificates, Series 1994-S1                         16
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  Mortgage Pass-Through Certificates, Series 1994-S2                         27
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1994-S3                          9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1994-S5                         13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1994-S7                         19
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1994-S8                         11
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  Mortgage Pass-Through Certificates, Series 1994-S9                         13
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  Mortgage Pass-Through Certificates, Series 1994-S10                        10
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  Mortgage Pass-Through Certificates, Series 1994-S11                        10
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1994-S12                         9
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  Mortgage Pass-Through Certificates, Series 1994-S13                        15
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  Mortgage Pass-Through Certificates, Series 1994-S14                         7
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1995-S7                         14
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1995-S14                        11
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  Mortgage Pass-Through Certificates, Series 1995-S15                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1995-S16                        13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1995-S17                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1995-S18                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1995-S19                         8
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1995-S21                        12
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S1                         16
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  Mortgage Pass-Through Certificates, Series 1996-S2                         14
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S3                          9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S4                         11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S5                         10
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S6                         12
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S7                         18
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S8                         13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S9                         16
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S10                        13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S11                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S13                        12
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S15                        15
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S17                         9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S18                        10
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S19                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S21                        14
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1996-S23                        14
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  Mortgage Pass-Through Certificates, Series 1998-S19                         9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1998-S25                        13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1998-S30                        10
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1998-NS1                        12
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S1                         11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S2                          9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S4                         10
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S5                         14
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S6                          9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S7                          9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S8                         10
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S9                         14
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S12                        12
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S13                        10
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S14                        15
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S15                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S17                         9
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  Mortgage Pass-Through Certificates, Series 1999-S20                         9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 1999-S22                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2000-S3                          9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S14                        14
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S16                         9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S18                         9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S19                         9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S21                        13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S23                        19
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S25                        13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S26                        16
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S27                        18
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S28                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2001-S29                        17
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-SA1                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-SA2                         9
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S1                         17
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S2                         11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S3                         13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S4                         21
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S5                         17
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S6                         15
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S7                         19
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  Mortgage Pass-Through Certificates, Series 2002-S8                         11
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  Mortgage Pass-Through Certificates, Series 2002-S9                         17
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S10                        17
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S11                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S12                        20
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S13                        18
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S14                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S15                        21
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S16                        19
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S17                        16
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S18                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S19                        25
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2002-S20                        19
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S1                         12
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S2                         25
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S3                         16
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S4                         26
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S5                         20
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S6                         22
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S9                         11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S7                         41
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S8                         11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S12                        35
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S10                        19
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S11                        20
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S13                        19
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S14                        18
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S15                        11
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S16                        13
  ----------------------------------------------------------- ----------------------------------
  ----------------------------------------------------------- ----------------------------------
  Mortgage Pass-Through Certificates, Series 2003-S17                        16
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S18                        13
  ----------------------------------------------------------- ----------------------------------
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  Mortgage Pass-Through Certificates, Series 2003-S19                        24
  ----------------------------------------------------------- ----------------------------------
  ----------------------------------------------------------- ----------------------------------
  Mortgage Pass-Through Certificates, Series 2003-S20                        34
  ----------------------------------------------------------- ----------------------------------


                                           Annex B


Title of each class of securities for which a duty to file reports remains (each registered and outstanding class of each series identified below)


 Mortgage Pass-Through Certificates, Series 2004-S1
 Mortgage Pass-Through Certificates, Series 2004-S2
 Mortgage Pass-Through Certificates, Series 2004-S3
 Mortgage Pass-Through Certificates, Series 2004-S4